UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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J. Alexander’s Holdings, Inc.

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On August 4, 2017, J. Alexander’s Holdings, Inc. (the “Company”) sent the following communication via email to employees of the Company:

To: Support Center Staff, Coaches, Champions, Team Members and Management

Today, we issued a press release announcing we are acquiring the Ninety Nine Restaurant & Pub concept.

The Ninety Nine, as the Company is recognized, is an outstanding restaurant group based in Woburn, Massachusetts. The Ninety Nine cultural environment is very much like J. Alexander’s with a firm belief that taking care of employees translates to taking care of guests.

We are excited about this opportunity. The Ninety Nine Restaurant & Pub is composed of 106 restaurants with approximately $304 million in revenue for fiscal 2016 and they serve approximately 20 million guests per year. We anticipate this transaction will close some time before the end of 2017.

Ninety Nine will remain headquartered in Woburn. We will be adding accounting and information technology staffing in Nashville to handle the back office for Ninety Nine.

We will share more as we get closer to the closing.

Lonnie

LJS/cd

Below is a transcript of a conference call held by the Company on August 4, 2017:

Operator:

Good morning ladies and gentlemen. Thank you for standing by. Welcome to this conference call hosted by J. Alexander’s Holdings, Inc.    Today’s conference call is being recorded. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time.

It is now my pleasure to turn the call over to Mr. Rob Hoskins to introduce today’s speaker. Please go ahead, Mr. Hoskins.

Rob Hoskins:

Thank you.    We appreciate your joining us this morning for details of today’s announcement by J. Alexander’s Holdings, Inc. By now, everyone should have received a copy of the news release distributed this morning. If anyone does need a copy, it is available on J. Alexander’s website at www.investor.jalexandersholdings.com or you can call Katherine Berendt at 615-244-1818 and she will send you a copy immediately.

Before I turn the call over to Lonnie J. Stout, II, President and CEO of J. Alexander’s Holdings, Inc., I remind you that all statements made in the news release and during this conference call other than statements of historical fact, are forward-looking statements, including statements about the acquisition. These statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the acquisition transactions, the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations concerning the acquisition, future results, performance or achievements expressed or implied by these forward-looking statements.

Additional information concerning those risks, uncertainties and other factors is described under the heading Forward-Looking Statements in today’s press release and in Risk Factors and other sections of the Company’s annual report on Form 10-K, for the year ended January 1, 2017, filed with the SEC, which you can find on the SEC’s website and the Investor Relations section of the Company’s website.

For non-GAAP measures disclosed in this call, the related GAAP measures and other information are available in the financial summary information accompanying the press release dated August 4, 2017. In addition, the Company’s or 99’s past results of operations do not necessarily indicate future results.

Finally, we wanted to let people know that the information statements made during the call are made as of the date of the call, August 4, 2017. For those listening to any replay should understand that the passage of time by itself will diminish the quality of the statements. Also, the contents of the call are the property of the Company and the replay or transmission of the call may be done only with the consent of J. Alexander’s Holdings, Inc.

It is now my pleasure to turn the call over to Mr. Lonnie J. Stout for his remarks.

Lonnie J. Stout, II:

Thank you, Rob. Welcome all the participants on the call today. We’ve entered into a definitive agreement to acquire the Ninety Nine Restaurants and Pub, headquartered in Wolburn, Massachusetts. I’m sure all of you have had an opportunity to review the information in the press release that we put out this morning before the Market opened. We are excited about the opportunity.

In 2016, the Ninety Nine had revenues of approximately $304 million and Adjusted EBITDA of approximately $30 million. The Ninety Nine was founded in 1952, and in the past 65 years has established a strong footprint in the New England market. We were attracted to the Ninety Nine concept for several reasons; it is extremely difficult to develop restaurants in New England. Ninety Nine has 106 locations with 61 in the State of Massachusetts.

We believe that this establishes somewhat of a moat around that business. We also liked the regional aspects of the menu. We believe that regional food and regional restaurants that identify locally, have a leg up on the competition. The Ninety Nine menu is built around standard casual dining fair but has several local products like baked schrod, world sirloin tips, lobster rolls, chowder and seasonal, regional seafood. Ninety Nine also has a strong value proposition and is known throughout New England for a place to go for a good meal, good service at a fair price.

The Ninety Nine business is not a turnaround or fixer upper. They’ve been able to build same store sales over the last several years, including the 2.1% increase in 2016. Seventy six of the 106 restaurants have been remodeled in a remodeling program that was started in 2013. We view the greatest strength of the Ninety Nine concept to be the hourly employees and management teams, led by Charlie Noyes with over 36 years experience with Ninety Nine, they have a deep bench. Some employees have been with them over 40 years. The Ninety Nine has a reputation for treating employees right. We believe that translates into great guest service.

Another aspect of the Ninety Nine Group that we like is their tie in with the Boston Red Sox for promotional activities. As you know, New Englanders have a loyalty to the Sox. We do not plan any changes in how Ninety Nine manages their business. We are impressed with their day-to-day operations. We do think value, casual dining is beginning a transformation with more of an emphasis on fresh and quality. The Ninety Nine is already claiming to improve quality in some of their food areas in the future.

We believe that we can be a resource for them as they go through this process. We also believe this transaction will ad scale for us and will allow for some purchasing synergies in the future. While we’ve not specifically identified any dollar value to place on synergies, we do believe the two managing teams will be able to work together to benefit each other in the long term.

Transaction will require shareholder approval. We are working on preparing the Proxy Statement and obtaining the necessary regulatory and other approvals. We anticipate the transaction will close sometime late in the fourth quarter of this year.

Another item that I would like to comment on is the elimination of the Black Knight Advisory Services Consulting Agreement. As part of this transaction, we will terminate the Black Knight agreement. This has two benefits; a 3% consulting fee on Adjusted EBITDA will go away and it will trigger the settlement of the Black Knight Profit Interest Grant. We will no longer need to value the grant at the end of each quarter.

I have Mark Parkey, our Chief Financial Officer with me on the call as well as Jessica Root and we’ll be glad to take any questions. I do want to mention one other thing before we start. We used the value of $11 for the stock to value the number of shares issued in the transaction.

Are there any questions? We are prepared to take them.

Operator:

Thank you. Ladies and gentlemen, at this time, we will be conducting a question-and-answer session. If you would like to ask a question, you may press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Our first question comes from the line of Will Slabaugh, from Stephens. Please state your question.

Will Slabaugh:

Yes, thanks, guys. Wanted to ask on the comments you made in the release around accretion. In know it’s a really—and the deals not yet finalized. I’m curious Lon if you could give us any indication of how that might look from an accretion standpoint either in Fiscal ’17 or Fiscal ’18?

Lonnie J. Stout, II:

Well, Will, for Fiscal ’17, you can probably put the numbers together yourself. Take our guidance and just add what they did in ’16 and I think you’ll get some idea. The reason we didn’t give any accretion guidance in the release is that we’re waiting for the audited numbers on a carve out audit from Ninety Nine. When we get the carve out numbers and we expect to get those in about two weeks, we’re going to go to work on a Proxy Statement and we will have significant disclosures about accretion and other matters in the Proxy Statement. We really can’t speak to that at this time.

Will Slabaugh:

Makes sense. I wanted to ask you about the planned unit expansion and then the historical unit expansion within Ninety Nine. I guess on one hand, is this going to slow the overall unit growth of J. Alexander’s as a company, considering it didn’t seem like they’d been growing quite as quickly, and on the other hand is this increased from free cash flow to the business and I guess, if that is the case, what are your plans for that free cash flow?

Lonnie J. Stout, II:

This will have no impact on J. Alexander’s development plans at all. The Ninety Nine has been opening two units, three units a year. We think over time they might be able to expand that. The thing about the Ninety Nine is that they’re very cautious in how they expand and really one unique thing about it, they’ve proven over their history that they can go into different footprints and do very reasonable conversions from a capital expenditure point of view, and that’s one of the really attractive features of the business. They don’t have to go out here and spend $4.5 million to develop a restaurant. They can do conversions for a lot lower number and be very opportunistic. That’s an attractive point and we have had considerable discussions with Charlie Noyes about the future of Ninety Nine and we’re excited the development prospects. Again, we’ll go slow with that, and as far as future cash flow, obviously we’re going to attract a lot of scale, Ninety Nine is not in trouble, so we don’t have to spend massive capital dollars on them. They’ve remodeled 76 of their 106 restaurants. Their footprint is current and we’ll certainly work with them on continuing to keep their image current.

Back to your original question. No impact on J. Alexander’s. We’ll continue with our development program as previously disclosed.

Will Slabaugh:

Great. Just one more, if I could, on the margin front. I’m curious if you could talk a little bit about—at the store (phon) level, what a Ninety Nine margin might look like versus what a J’s margin looks like and if it significantly changes either the way we’re going to think the commodity basket at all or labor inflation?

Lonnie J. Stout, II:

Well, it might change how you think about labor inflation and that they’re in some high labor states. They’re certainly subject to the labor inflations you’ll see on a typical $15, $16, $17 check average casual dining restaurant. As far as their margins, again, until we get the audit and financial statements, we’re not really going to talk about that. In looking at them, their margins are comparable to other casual dining restaurants. They’ve had same store sales growth for several years, finishing with a 2.1% increase last year. They’ve proven, to me, anyway, that they can compete in the New England Market Place. They’ve been able to pass on from time-to-time, labor increases in the market. They’re certainly cautious about that because they want to keep their pricing at an appropriate level, but we think that they’ll be able to compete effectively with whatever they encounter in the future.

Will Slabaugh:

Great, thanks Lonnie.

Lonnie J. Stout, II:

Thank you Will.

Operator:

Our next question comes from the line of Mario Cibelli from Marathon Partners. Please proceed with your question.

Mario Cibelli:

Thanks. A few questions. Do you have GAAP operating income for Ninety Nine for 2016?

Lonnie J. Stout, II:

No.

Mario Cibelli:

So, their EBITDA, is it zero income, or is it any income? Is it profitable on traditional GAAP metrics?

Lonnie J. Stout, II:

Yes. It’s profitable on GAAP metrics.

Mario Cibelli:

Good. Don’t have a level that you could share right now?

Lonnie J. Stout, II:

No. We’re waiting for the audited financial statement.

Mario Cibelli:

Is the termination of the Black Knight Advisor agreement contingent upon the closing of this transaction because to some extent it would seem that they’re kind of separate issues?

Lonnie J. Stout, II:

It is contingent, Mario, on the closing of this transaction.

Mario Cibelli:

Yes. Did the Board consider other alternatives to increase shareholder value, such as a Dutch (phon) Tender Auction or an out right sale of the Company in conjunction with this transaction? It is a significant portion of the Company that is now being used to acquire this business.

Lonnie J. Stout, II:

The Board considered this transaction on the basis of the benefit that it would be to our shareholders and concluded that it was a substantial benefit to the shareholders, will be significantly accretive to our earnings in the future and will enhance shareholder value. We met with the driving factors behind what the Board considered.

Mario Cibelli:

But, there wasn’t a simultaneous vetting of other options that might lead to better results for shareholders than this transaction, I take it?

Lonnie J. Stout, II:

We think this transaction leads to the best results for shareholders.

Mario Cibelli:

Look, I’ll share some thoughts additionally at a different point in time but you know my instinct is that there might have been better ways to increase shareholder value in this transaction and I think you have a really special concept here that we’ve now diluted with a restaurant chain that is—I don’t think is well positioned or is high returning, most likely, as what you had. That’s my thought and I’ll try to keep an open mind and obviously will want to discuss that with you at another point in time as well.

Lonnie J. Stout, Il:

We’ll certainly keep the dialogue up and I think when we get the Proxy out, Mario, you’ll have all the information you need to sort of evaluate the transaction and have a discussion.

Mario Cibelli:

Thanks.

Lonnie J. Stout, II:

Thank you.

Operator:

Our next question comes from the line of Mike Hughes with SGF Capital. Please proceed with your question.

Mike Hughes:

Thanks for taking my questions. Just a few for you. Do you have a rough cap ex number for Ninety Nine on the remodels per unit? Then what are your plans as far as remodeling the 30 units that haven’t been upgraded over the last few years.

Lonnie J. Stout, II:

Sort of in reverse. The 30 units that haven’t been upgraded, some of them are newer and don’t require an upgrade. The Ninety Nine has a continuing, ongoing remodel program and it’s normal cap ex. It varies considerably from location to location but their remodels have been very efficient, anywhere from $100,000 to $250,000 per remodel. It’s not a significant amount of money and there’s no need to rush out and remodel the ones that haven’t been. In the 76 that were remodeled, they did all the critical ones. From a physical image point of view, like I said, it’s not a broken concept, it’s not a concept in need of massive amounts of money spent on it. Just maintenance cap ex going forward. They’ve really done an impressive job, in my opinion.

Mike Hughes:

Okay. Do you have a total maintenance cap ex for Ninety Nine? (Inaudible).

Lonnie J. Stout, II:

Not at this time. No.

Mike Hughes:

Just, your cap ex guidance for the year was $19 million to $22 million, is that correct?

Lonnie J. Stout, II:

Mark?

Mark Parkey:

It was when we issued the guidance with our fourth quarter release. We adjusted that when we put out our first quarter release to $13 million to $16 million.

Mike Hughes:

Okay. Great. Thank you. I appreciate your time.

Lonnie J. Stout, II:

Certainly. Thank you for your questions.

Operator:

As a reminder ladies and gentlemen, it is star, one to ask a question. We have a follow-up question from the line of Mario Stebelli with Marathon Partners. Please proceed with your question.

Mario Stebelli:

You said, Lonnie, that you used 11? Why was 11 used? Was 11 just because of where the stock price was at the time? You also note that your Company has been a significant repurchaser of shares. Dating back to a long time ago, is 11 an estimate of fair value or is that just the market time, a market value at the time?

Lonnie J. Stout, II:

That was the price of the stock when we negotiated the shares and we held that after the negotiation.

Mario Stebelli:

Okay. Thank you.

Lonnie J. Stout, II:

Thank you.

Operator:

There are no further questions in the queue. I’d like to hand the call back over the Management for closing comments.

Lonnie J. Stout, II:

We appreciate everyone on the call today. As soon as we get the audited financial statements, which we expect very soon, we will immediately go to work to finish the Proxy Statement, file it just as quickly as possible. Once you all have the Proxy, I think we’ll be able to answer in depth all the questions that you had that we were not able to answer. We appreciate your time on the call today very much and look forward to continuing dialogue. Thank you.

Operator:

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

Cautionary Statement Regarding Forward Looking-Statements

These communications contain forward-looking statements concerning the proposed acquisition of 99 Restaurants, LLC (“99 Restaurants”). Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements contained herein. Forward-looking statements discuss our current expectations and projections relating to our financial conditions, results of operations, plans, objectives, future performance and business. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “would,” “can,” “should,” “likely,” “anticipate,” “potential,” “estimate,” “pro forma,” “continue,” “expect,” “project,” “intend,” “seek,” “plan,” “believe,” “target,” “outlook,” “forecast,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements include all statements that do not relate solely to historical or current facts, including statements regarding our expectations, intentions or strategies and regarding the future. The Company disclaims any intent or obligation to update these forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things: uncertainties as to whether the requisite approvals of the Company’s shareholders will be obtained; the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may give rise to the payment of a termination fee by the Company; the effects of disruptions to respective business operations of the Company or 99 Restaurants resulting from the transactions, including the ability of the combined company to retain and hire key personnel and maintain relationships with suppliers and other business partners; the risks associated with the future performance of the business of 99 Restaurants; the risk of changes in the 2016 reported performance of the business of 99 Restaurants based on an audit of its financial statements, which is pending; the risks of integration of the business of 99 Restaurants and the possibility that costs or difficulties related to such integration of the business of 99 Restaurants and the Company will be greater than expected; the possibility that the anticipated benefits and synergies from the proposed transaction cannot be fully realized or may take longer to realize than expected; the risk associated with the determination of estimated 2018 combined Adjusted EBITDA figures, which are only estimates and are subject to change because of purchase accounting entries, and other factors. Further, the business of 99 Restaurants and the businesses of the Company remain subject to a number of general risks and other factors that may cause actual results to differ materially. There can be no assurance that the proposed transactions will in fact be consummated.

Any statements and assumptions included in these communications and in statements made by or with the approval of authorized personnel of the Company that relate to results of the combined businesses in 2018 and future years assume the transactions will close prior to the beginning of fiscal 2018, and assume the accuracy of projections relating to the financial condition and future operating results of 99 Restaurants and the Company.

Additional information about these and other material factors or assumptions underlying such forward looking statements are set forth in the reports that the Company files from time to time with the Securities and Exchange Commission, including those items listed under the “Risk Factors” heading in Item 1.A of the Company’s Annual Report on Form 10-K for the year ended January 1, 2017. These forward-looking statements reflect the Company’s expectations as of the date of these communications. The Company disclaims any intent or obligation to update these forward -looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed merger, the Company will file with the SEC a proxy statement of the Company. The Company will mail the definitive proxy statement to the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other filings containing information about the Company at the SEC’s website at www.sec.gov. The proxy statement (when available) and the other filings may also be obtained free of charge at the Company’s website at www.jalexandersholdings.com under the tab “Investors,” and then under the tab “SEC Filings.”

Participants in the Solicitation

The Company and certain of its respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed merger. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the proxy statement for the Company’s 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 11, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction will be included in the above-referenced proxy statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraphs.

No Offers or Solicitations

This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.